Exhibit p.4





                         Todd Investment Advisors, Inc.

                                 Code of Ethics












                            Adopted February 1, 2005


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                                Table of Contents


I.   Introduction..............................................................3
II.  Personal Securities Transactions..........................................4
     A.  Persons Covered by the Personal Securities Transactions Policies......4
     B.  Transactions Covered by the Personal Securities Transactions
         Policies..............................................................4
     C.  Pre-Clearance Requirements for Access Persons.........................6
     D.  Pre-Clearance Requirements for Advisory Persons.......................6
     E.  Pre-Clearance Provisions Applicable to All Access Persons.............7
     F.  Prohibited Transactions...............................................7
     G.  Exemptions............................................................8
     H.  Reporting Requirements................................................9
         1.  Initial and Periodic Disclosure of Personal Holdings by
               Access Persons..................................................9
         2.  Annual Holdings Reports..........................................10
         3.  Quarterly Reporting Requirements.................................10
         4.  Transactions and Periodic Statement Reporting Requirements.......11
         5.  Exceptions for Certain Securities and Accounts...................11
         6.  Exemptions Based On Duplicate Confirmations......................12

III. Other Potential Conflicts Of Interest....................................12
     A.  Confidentiality......................................................12
     B.  Gifts................................................................13
     C.  Restrictions on Political Contributions..............................12
     D.  Service to Unaffiliated Entities.....................................13
     E.  Compliance with Applicable Laws......................................13
IV.  Compliance With The Code Of Ethics.......................................14
     A.  Investigating Violations of the Code.................................14
     B.  Annual Reports.......................................................14
     C.  Remedies.............................................................14
     D.  Exceptions to the Code...............................................14
     E.  "Whistleblower" Provision............................................15
V.   Record Keeping Requirements..............................................16
VI.  Index of Defined Terms...................................................16

                                 Code of Ethics

                         Todd Investment Advisors, Inc.

I.   INTRODUCTION

     You are receiving this Code of Ethics (the "Code") because you are a director, an officer or employee of Todd Investment Advisors, Inc. (the "Advisor"). You have been entrusted with one of, if not the, most important asset the Advisor possesses our clients' confidence. You have a legal obligation to protect that confidence. That is, you owe a fiduciary duty to those whom the Advisor serves as an adviser or sub-adviser. No document can ensure that you meet this duty. This Code, however, is intended to help guide you in meeting this most important obligation. The Advisor fully expects you to conduct business within both the spirit and letter of this Code.

     General Principle
     You must act with the highest standard of care, loyalty, integrity, and good faith as you seek to further the best interests of our clients.

     You have a duty to place the interests of our clients ahead of your own interests. Accordingly, you must avoid activities, ownership interests, and business relationships that might interfere or appear to interfere with making decisions in the best interest of our clients.

     The Code's Scope
     This Code cannot, and does not, address all instances where you must meet the duty to put our clients' interests first. Rather, this Code primarily focuses on the Advisor's policies concerning common circumstances where your interests may conflict with our clients' interests. In Section II, this Code addresses personal securities transactions. In Section III, this Code addresses confidentiality, gifts, political contributions, service as a director, and compliance with the law. Specifically, the Code addresses the following primary duties:

     o All of your personal securities transactions must be conducted in compliance with this Code and in a manner that avoids any actual or potential conflict of interest or any abuse of your position of trust and responsibility to the Advisor and our clients; and

     o All other activities must be conducted in accordance with the fundamental standard that you may not take any inappropriate advantage of your position with the Advisor.

II.  PERSONAL SECURITIES TRANSACTIONS

A.   Persons Covered by the Personal Securities Transactions Policies.

     You are subject to the Personal Securities Transactions policies in this Code if you are an "Access Person." Certain provisions apply only to the subset of Access Persons who are "Advisory Persons." The Personal Securities Transaction section of this Code refers to Access Persons and Advisory Persons. You must determine if you fall within the definition of or both these person. Should you have questions when making this determination, contact the Chief Compliance Officer or her designated Compliance Officer. The Chief Compliance Officer is the person appointed by Advisor's Board of Directors to oversee the firm's adherence to the laws that govern the Advisor's activities. Compliance Officer means any person designated by the Chief Compliance Officer to administer this Code. The names and contact information of the Chief Compliance Officer and at least one of her designated Compliance Officer(s) are identified by name and on the last page of this Code.

     Access Person means you are:

          o    a director of the Advisor;
          o    a officer of the Advisor;
          o    a general partner of the Advisor; or
          o    a Advisory Person (as defined below).

     Advisory Person means:

          o any employee of the Advisor (or of any company in a control relationship to the Advisor) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Securities by a Client;

          o any employee of the Advisor (or of any company in a control relationship to the Advisor) whose functions relate to the making of any recommendations with respect to purchases or sales of Securities by a Client; or

          o any natural person in a control relationship with the Advisor who obtains information regarding recommendations made to a Client with regard to the purchase or sale of Securities by a Client.

B.   Transactions Covered by the Personal Securities Transactions Policies.

     The Personal Securities Transactions policies cover "Securities' in which you have a "Beneficial Interest."

     "Beneficial Interest" means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, share in any profit derived from, a transaction in the subject Securities. For this purpose "Securities" mean stocks, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, shares or interests in investment companies, investment contracts, and all derivative instruments of the foregoing, such as options and warrants. Note that while Securities do not include futures or options on futures, the purchase and sale of such instruments are subject to the reporting requirements of this Code's Personal Securities Transactions policy.

     An Access Person is deemed to have Beneficial Interest in the following:

          o    Any Security owned individually by the Access Person;

          o Any Security owned jointly by the Access Person with others (for example, joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations); and

          o Any Security in which a member of the Access Person's Immediate Family has a Beneficial Interest if:

               . The Security is held in an account over which the Access Person has decisions making authority (for example, the Access Person acts as trustee, executor, or guardian); or

               . The Security is held in an account for which the Access Person acts as a broker or investment adviser representative.

     In addition, an Access Person is presumed to have a Beneficial Interest in any Security in which a member of the Access Person's Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Access Person. This presumption may be rebutted if the Access Person is able to provide the Chief Compliance Officer or her designated Compliance Officer with satisfactory assurances that the Access Person has no material Beneficial Interest in the Security and exercises no control over investment decisions made regarding the Security.

     "Immediate Family" of an Access Person generally includes the following persons:

              Child            Grandparent            Son-in-Law
              Stepchild        Spouse                 Daughter-in-Law
              Grandchild       Sibling                Brother-in-Law
              Parent           Mother-in-Law          Sister-in-Law
              Stepparent       Father-in-Law

     Immediate Family includes adoptive relationships and other relationships that the Compliance Department determines could lead to the possible conflicts of interest, diversions or corporate opportunity, or appearances of impropriety that this Code is intended to prevent.

     A "Material Beneficial Interest" is any Beneficial Interest that is equal to or in excess of 5% of the total outstanding security in question.

     If you have any uncertainty as to whether you, as an Access Person, have a Beneficial Interest in a Security, you should ask the Chief Compliance Officer or her designated Compliance Officer. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of "Beneficial Owner" found in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934, as amended.

C. Pre-Clearance Requirements for Access Persons. As an Access person, you must obtain authorization from the Chief Compliance Officer or her designated Compliance Officer before acquiring a beneficial interest in private placements and initial public offerings.

     Private Placements. Acquisition of a Beneficial Interest in Securities in a private placement by Access Person must be pre-approved. The Chief Compliance Officer or her designated Compliance Officer will give permission only after considering, among other facts, whether the investment opportunity should be reserved for a client and whether the opportunity is being offered to the person by virtue of the person's position as an Access Person.

     For purposes of this Code, a private placement is any offering of securities not required to be registered with the Securities and Exchange Commission because the offering is exempt under Section 4(2) or 4(6) of the Securities Act of 1933 or pursuant to Rules 504, 505, or 506 promulgated under that Act. These sales usually require the completion of a questionnaire that makes the sales contingent on the offeree having a minimum net worth or annual income. The securities' resale is often restricted unless the securities are subsequently registered under the Securities Act of 1933.

     Initial Public Offering ("IPO"). Any purchase of a Security in an initial public offering (other than a new offering of a registered open end investment company) must be pre-approved by the Chief Compliance Officer or her designated Compliance Officer.

     For purposes of this Code, an IPO means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirement of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

D.   Pre-Clearance Requirements for Advisory Persons

     General Requirement. Except for the transactions specified in the Exemptions Section in subsection G "Exemptions from Pre-clearance and Treatment as a Generally Prohibited Transaction" below, all Securities transaction, including purchases in an initial public offering and transactions in private placements, in which an Advisory Person has or acquires a Beneficial Interest must be pre-cleared with a Compliance Officer.

     Pre-clearance Request Forms. Prior to entering an order for a Securities transaction that requires pre-clearance, the Advisory Person must complete a Pre-clearance Request Form and submit the completed form to the Chief Compliance Officer or her designated Compliance Officer. The Advisory Person must disclose to the Chief Compliance Officer or her designated Compliance Officer all factors potentially relevant to any potential conflicts of interest that the Advisory Person is aware of, including the existence of any Beneficial Interest related to his or her transaction and the Client's transaction.

E. Pre-Clearance Provisions Applicable to All Access Persons (Including Advisory Persons).

     Criteria for Approval of Pre-clearance Authorizations. Generally the Compliance Officer will approve a transaction only if the transaction is unlikely to result in any of the abuses described in Investment Company Act Rule 17j-1 and Investment Advisers Act Rule 204A-1.

     Length of Trade Authorization Approval. The authorization provided by the Chief Compliance Officer or her designated Compliance Officer is effective until the earlier of (1) its revocation, (2) the close of business on the trading day that the authorization is granted (for example, if authorization is provided on a Monday, it is effective until the close of business on Monday), or (3) the moment the Advisory Person learns that the information in the Pre-clearance Request Form is not accurate. If the Securities transaction is not placed within that period, a new authorization must be obtained before the Securities transaction is placed. No "Good Till Cancelled" orders may be placed due to the potential that they may violate the 3-day blackout period.

     No Explanation Required for Refusals. In some cases, the Chief Compliance Officer or her designated Compliance Officer may refuse to authorize a Securities transaction for a reason that is confidential. Compliance Officers are not required to give an explanation for refusing to authorize a Securities transaction.

F.   Prohibited Transactions.

     Always Prohibited Securities Transactions - Applicable to Access Persons and Advisory Persons. The following Securities transactions are prohibited and will not be authorized under any circumstances:

          Inside Information. Any transaction in a Security by an individual who possesses material nonpublic information regarding the Security or the issuer of the Security;

          Market Manipulation. Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading;

          Trades in Accordance with the Terms of the Security. Transactions in violation of or intended to circumvent any terms a security intended to protect the holders of that security. Such terms may include prohibitions on frequent and/or late trading.

          Others. Any other transaction deemed by the Compliance Officer to involve a conflict of interest, possible diversions of a client's opportunity, or an appearance of impropriety.

     Generally Prohibited Transaction - Applicable to Advisory Persons. Except for the transactions specified in the Exemptions Section in subsection F below, the following Securities transactions are prohibited for all Advisory Persons.

          Three-Day Blackout. If the Advisor, on behalf of a client, has executed a trade in a Security, an Advisory Person may not purchase or sell, directly or indirectly, the Security or a Equivalent Security within 3 trading days before or after that client's trade if the Advisory Person has any Beneficial Interest in the Equivalent Security or a Security or will acquire any Beneficial Interest in the Security or a related Security by reason of the purchase.

          60-Day Blackout Period. Sale of a Security in which an Advisory Person has a Beneficial Interest within 60 days of a purchase of the Security (or an Equivalent Security). Of course, Access Persons must place the interests of the clients first; they may not avoid or delay purchasing or selling a security for a client in order to profit personally. If a circumstance arises where an Advisory Person has a loss or a gain of 25% or greater during the 60-day holding period, then they may sell the Security after obtaining pre-clearance from the Chief Compliance Officer or her designated Compliance Officer to ensure that the 3-day blackout period will not be violated.

          An Equivalent Security means any Security issued by the same entity as the issuer of a Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that security. Options on securities are included even if the Options Clearing Corporation or a similar entity issues them.

          Please see Appendix I for further clarification on the 60-Day Blackout Period.

G. Exemptions from Pre-clearance and Treatment as a Generally Prohibited Transaction. The following Securities transactions are exempt from the pre-clearance requirements and the generally prohibited transaction restrictions set forth above.

     De Minimis Transactions.

          Equity Securities. Any equity Security transactions, or series or related transactions, effected over a five (5) trading day period, involving 500 or fewer shares in the aggregate of a Security included in the S&P 500.

          Fixed Income Securities. Any fixed income Security transaction, or series of related transactions, effected over a period of five (5) trading days, involving $10,000 principal amount or less in the aggregate.

          Exempt Mutual Funds. Except for non-exempt mutual funds described in the next paragraph, any purchase or sale of a Security issued by any registered open-end investment company, including exchange-traded funds (ETF's). Examples of ETF's are SPDRS, QQQ's, MDY's, DIA's, WEBS, Diamonds, iShares, etc.

          Non-Exempt Mutual Funds. Closed end funds, unit investment trust interests, and similar securities are not exempt from the pre-clearance and prohibited transaction provisions of this Code. Also, any mutual fund that is advised or sub-advised by the Advisor, and any fund where the advisor or principle underwriter is an entity under common control with the Advisor are not exempt from the pre-clearance and prohibited transaction provisions of this Code. Please see Appendix II for the current list of non-exempt mutual funds. Note that Appendix II is subject to amendment from time to time.

          No Knowledge. Securities transactions where the Advisory Person has no knowledge of the transaction before it is completed (for example, Securities transactions effected for an Advisory Person by a trustee of a blind trust, or discretionary trades involving an investment partnership, or discretionary trades made in a managed account, in connection with which the Advisory Person is neither consulted nor advised of the trade before it is executed).

          Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities.

          Systematic Investment Plans. Any acquisition of a Security pursuant to a systematic investment plan that has previously been approved pursuant to this Code. A systematic investment plan is on pursuant to which a prescribed investment will be made automatically on a regular, pre-determined basis without affirmative action by the Access Person.

          Rights. Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holder of a class of its Securities, to the extent the rights were acquired in the issue.

          Miscellaneous. Any transaction in the following: (1) bankers acceptances, (2) bank certificates of deposit, (3) commercial paper,
          (4) repurchase agreements, (5) Securities that are the direct obligation of the U.S. Government, and (6) other Securities as may from time to time be designated in writing by the Compliance Department on the ground that the risk of abuse is minimal or non-existent.

H.   Reporting Requirements

1. Initial and Periodic Disclosure of Personal Holdings by Access Persons. Within 10 days of becoming an Access Person (including Advisory Persons) each Access Person must submit written and signed reports containing information about each Security in which the Access Person had any direct or indirect beneficial ownership ("Holdings Reports"). The information included in the Initial Holdings Report must reflect the Access Person's holdings within 45 days of the date he or she became an Access Person.

     Each Holdings Report must include the following information, preferably in the form of copies of the Access Person's brokerage statements:

          o title of each Security in which the Access Person had any direct or indirect beneficial ownership;

          o number of shares and/or principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership;

          o name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

          o    date the Holdings Report is submitted by the Access Person.

     If an Access Person is not required to report any information on a Holdings Report, the Access Person must submit a written and signed statement to that effect to the Chief Compliance Officer or her designated Compliance Officer by the date on which the Holdings Report is due.

     Any temporary workers, consultants, independent contractors or certain employees of affiliates (e.g., LDPs) who will be or are working with the Advisor for longer than 6 months will be required to report under the Code.

2. Annual Holdings Reports Each Access Person must submit to the Chief Compliance Officer or her designated Compliance Officer an Annual Holdings Report no later than February 15th of each year. The information included in the Annual Holdings Report must reflect the Access Person's holdings as of the immediately preceding December 31st.

3. Quarterly Reporting Requirements Within 30 calendar days of the end of each calendar quarter, each Access Person must submit a Quarterly Transaction Report to the Chief Compliance Officer or her designated Compliance Officer containing information about:

          o every transaction in a Security during the quarter and in which the Access Person had any Beneficial Interest, unless exempted under subsection H.5 below; and o every account established by or for the benefit of the Access Person that holds Securities in which the Access Person has a Beneficial Interest, unless exempted under subsection H.5 below .

     A Quarterly Transaction Report must include the following information:

          o    date of each transaction in a Security;
          o    title of the Security;
          o    interest rate and maturity date of the Security, if applicable;
          o    number of shares and/or principal amount of the Security;
          o    nature of the transaction;
          o    price of the Security at which the transaction was effected;
          o name of the broker, dealer or bank with or through which the transaction was effected;
          o name of the broker, dealer or bank with whom the Access Person established any new account;
          o    date the account was established; and
          o date the Quarterly Transaction Report is submitted by the Access Person.

     If an Access Person is not required to report any information on a Quarterly Transaction Report, the Access Person must submit a written and signed statement to that effect to the Chief Compliance Officer or her designated Compliance Officer no later than 30 calendar days after the end of the calendar quarter.

4.   Transactions and Periodic Statement Reporting Requirements.

     An Access Person must arrange for the Chief Compliance Officer or her designated Compliance Officer to receive directly from any broker, dealer or bank that effects and Securities transaction in which the Access Person has or acquires a Beneficial Interest, duplicate copies of each confirmation for each such transaction and periodic statements for each account in which such Access Person has a Beneficial Interest. An Access Person must also arrange for the Chief Compliance Officer or her designated Compliance Officer to receive directly from any mutual fund company that Advisor provides mutual fund sub-advisory services for, duplicate copies of periodic statements (no less frequently than quarterly) for each account in which such Access Person has a Beneficial Interest.

     If an Access Person opens an account at a broker, dealer, bank, or mutual fund that Advisor advises or sub-advises, that has not previously been disclosed, the Access Person must immediately notify the Chief Compliance Officer or her designated Compliance Officer of the existence of the account and make arrangements to comply with the requirements set forth herein.

5.   Exceptions for Certain Securities and Accounts

     An Access Person does not have to report transactions involving the following securities or accounts:

          o    direct obligations of the government of the United States;
          o    bankers' acceptances;
          o    bank certificates of deposit;
          o    commercial paper;
          o high quality short-term debt instruments including repurchase agreements;
          o    Purchases of Securities under a dividend reinvestment plan;
          o shares issued by open-end funds that are not advised or sub-advised by Advisor;
          o securities held in any account over which the Access Person has no direct or indirect influence or control; and
          o transactions effected for any account over which the Access Person has no direct or indirect influence or control; and
          o shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised, sub-advised, or principally underwritten by the Advisor or an entity under common control with the Advisor.

     If an Access Person does not make a Quarterly Transaction Report because of this exception, the Access Person must submit a written and signed statement to that effect to the Compliance Officer no later than 30 days after the end of the calendar quarter.

6.   Exceptions Based On Duplicate Confirmations

     In addition, an Access Person does not have to make a Quarterly Transaction Report for a calendar quarter if:

          o the report would duplicate information contained in broker trade confirmations or account statements received by the Compliance Officer no later than 30 days after the end of the calendar quarter and

          o all of the required information is contained in the broker trade confirmations or account statements.

     If broker trade confirmations do not contain all of the required information, the Access Person must include the missing information in a Quarterly Transaction Report.

     If an Access Person does not make a Quarterly Transaction Report because of this exception, the Access Person must submit a written and signed statement to that effect to the Compliance Officer no later than 30 days after the end of the calendar quarter.

I. Disclosure of Beneficial Interest by Advisory Persons. Advisory Persons are prohibited from recommending, implementing or considering any securities transactions for a client without having disclosed any material Beneficial Interest in the issuer or its affiliates to the Chief Compliance Officer or her designated Compliance Officer. If the Chief Compliance Officer or her designated Compliance Officer deems the disclosed interest to present a material conflict, the Advisory Person may not participate in any decision-making process regarding the securities of that issuer.

III. OTHER POTENTIAL CONFLICTS OF INTEREST

A. Confidentiality. You are prohibited from revealing specific information relating to the investment intentions, activities or portfolios, except to persons whose responsibilities require knowledge of the information or as necessary to service client accounts. It is paramount that independence in the investment decision-making process be maintained.

     As a matter of firm policy, the Advisor restricts the dissemination of client information and will not publish, provide or distribute non-public client information to nonaffiliated third parties, except as required or permitted by law. Nonpublic client information includes, but is not limited to, individual account holdings, transactions, balances, name, address, social security number, or other financial information.

B.   Gifts.

     Accepting Gifts. On occasion, you may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other persons that do business with the Advisor, directly or on behalf of a Client. Acceptance of extraordinary or extravagant gifts is not permissible. Any such gifts must be declined or returned in order to protect the reputation and integrity of the Advisor. Gifts of a nominal value (i.e., gifts whose reasonable value is no more than $100 per year), and customary business meals, entertainment (e.g., sporting events, theater tickets, etc.), and promotional items (e.g., pens, mugs, t-shirts, etc.) may be accepted so long as it is not so frequent, so costly, nor so extensive as to raise any question of impropriety.

     Solicitation of Gifts. You may not solicit gifts or gratuities.

     Giving Gifts. Excepting customary business meals, entertainment, and promotional items, you may not personally give gifts with an aggregate value in excess of $100 per year to persons associated with securities or financial organizations, including exchanges, other member organizations, commodity firms, or clients of the firm.

C. Restrictions on Political Contributions. The Advisor is acutely aware of the actual and/or appearance of conflicts of interest when government officials or political candidates request political contributions from investment managers.

     Neither Advisor nor any employees of the Advisor will engage, either directly or indirectly in any "Pay-to Play" activities. Pay-to-Play means the conduct of making political campaign contributions to, and soliciting political campaign contributions for, public officials in return for being considered eligible by public agencies to perform professional services. It is a violation of this Code to request or suggest to any person to make a political or charitable contribution or payment, for the purpose of obtaining or retaining advisory contracts with government entities, or which could appear to directly benefit the Advisor, nor may the Advisor reimburse an individual for his/her personal contribution or payment. This is an absolute ban-NO EXCEPTIONS.

D. Service to Unaffiliated Entities. You may serve in a an advisory or fiduciary capacity (e.g., member of a board of directors) of an entity that is not part of the Western & Southern Financial Group only after obtaining prior authorization from the Chief Executive Officer of the Advisor .

E. Compliance with Applicable Laws and the Advisor's Policies. You shall comply with the laws applicable to Advisor's conduct of its business. Specifically, you shall not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client, or in connection with your personal trading conduct any of the following acts:

          o    To employ any device, scheme or artifice to defraud;
          o To make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statement not misleading;
          o To engage in any act, practice or course of business that operates or would operate as a fraud or deceit;
          o    To engage in any manipulative practice; or
          o To engage in any manipulative practice with respect to securities, including price manipulation.

     You also shall comply with all of the Advisor's policies and procedures, including those related to the use of non-public information, the voting of proxies, and the execution of trades on behalf of a client.

IV.  COMPLIANCE WITH THE CODE OF ETHICS

A. Investigating Violations of the Code. The Chief Compliance Officer is responsible for investigating any suspected violation of the Code and shall report any violations to Senior Management and any Board of Directors who are not subjects of the investigation.

B. Annual Reports. The Chief Compliance Officer will review the Code at least once a year, in light of legal and business developments and experience in implementing the Code, and will report to the Board of Directors:

     o Summarizing existing procedures concerning personal investing and any changes in the procedures made during the past year;

     o Identifying any violation requiring significant remedial action during the past year; and

     o Identifying any recommended changes in existing restrictions or procedures based on its experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

     o Certify that the Advisor has adopted procedures reasonably necessary to prevent all employees from violating the Code.

C.   Remedies.
     Sanctions. If the Chief Compliance Officer and the appropriate officers of the Advisor determines that an you have committed a violation of the Code, they may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, and termination of the employment of the violator for cause. After discussions with the appropriate officers of the Advisor, the Compliance Department may also require any person who found to have violated this Code to reverse the transaction in question and forfeit any profit or absorb any loss associated or derived as a result. The amount of profit shall be calculated by the Compliance Department and/or the appropriate officers of the Advisor and shall be forwarded to a charitable organization selected by the appropriate officers of the Advisor. Finally, violations and suspected violations of criminal laws will be reported to the appropriate authorities as required by applicable laws and regulations. No member of the Compliance Department may review his or her own transactions.

     Generally, the Advisor's guidelines for violations occurring over a calendar year will be:

          1st Violation:  Written warning and counseling

          2nd Violation: $50 fine to be donated to a charity determined by Management

          3rd Violation: 60-day restriction of all personal trading privileges

          4th Violation: Potential termination of employment with the Advisor

     The above sanctions are merely guidelines, and the Advisor maintains the right to impose any sanctions in any out of order should it deems responsive to the violation.

     Review. Whenever the Chief Compliance Officer or her designated Compliance Officer determines that a breach of this Code has occurred that merits remedial action, it will report to the relevant Board of Directors, information relating to the investigation of the violations, including any sanctions imposed.

D.   Exceptions to the Code
     Although exceptions to the Code will rarely, if ever, be granted, the Chief Compliance Officer may grant exceptions to the requirements of the Code on a case by case basis if the she finds that the proposed conduct involves no material opportunity for abuse. All such exceptions must be in writing and must be reported to the Board of Directors at their next regularly scheduled meeting after the exception is granted.

E.   "Whistleblower" Provision
     If you become aware of a violation of the Code, the apparent or suspected violation must be reported promptly to the Chief Compliance Officer or her designee. All such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Reports may be submitted anonymously should you wish. In addition, should the Chief Compliance Officer or her designee be involved in the violation or is unreachable, you may report a violation to the Chief Compliance Officer or another Compliance Officer of the Western & Southern Financial Group. Any retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

V.   RECORDKEEPING REQUIREMENTS

     Advisor shall maintain and preserve in an easily accessible place:

          o A copy of this Code, or any other Code of Ethics, that was in effect within the previous 5 years.
          o A record of any violation of this Code and any action taken as a result of such violation for a period of 5 years following the end of the reporting year in which the violation occurred.
          o A record of any decision, and the reasons supporting the decision, that were used to approve an employee's trade that was deemed an exception to the provisions of this Code.
          o A copy of each report submitted under this Code for a period of 5 years.
          o A list of all persons who are, or within the past 5 years were, subject to the reporting requirements of the Code.

VI.  INDEX OF DEFINED TERMS

     Access Person.............................................................4
     Advisory Person...........................................................4
     Beneficial Interest.......................................................4
     Chief Compliance Officer..................................................5
     Compliance Officer........................................................6
     Equivalent Security.......................................................8
     Immediate Family..........................................................5
     Initial Public Offering ("IPO")...........................................6
     Material Beneficial Interest..............................................5
     Pay-to-Play..............................................................12
     Private Placement.........................................................6
     Securities................................................................4

     Chief Compliance Officer:
     Michele Hawkins
     michele.hawkins@fortwashington
     (513) 361-7652

     Designated Compliance Officer:
     Jennie Doss
     jdoss@toddinvestment.com
     (502)585-3121

     Note that persons in addition to those listed above may also be designated to perform the functions of a Compliance Officer.

     The Advisor has adopted this Code of Ethics, in accordance with the provisions of Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act") as well as Investment Advisers Act ("Advisers Act") Rule 204A-1.

     Effective date: February 1, 2005

APPENDIX I (this appendix part of and not in addition to the Code)

Guidance on the 60-Day Holding Period

Any profits realized by Access Persons on transactions in the same or equivalent securities within 60 days will be required to be disgorged to a charity chosen by the Advisor's senior management. This applies to the purchase and sale of a security within a 60-day period in any beneficially owned account.

The following are various questions and answers to help you understand this provision. If you have any further questions regarding this provision, you should contact the Compliance Officer.

Q:   How is the 60-day period measured?

     A: Days are measured in calendar days. If the purchase is considered to be made on day 0, day 61 is the first day a sale of those securities may be made without regard to the disgorgement of profits rule.

Q: How are profits measured when there is a series of purchases and sales within the 60 calendar day period?

     A: A series of purchases and sales will be measured on a first-in, first-out basis until all purchases and sale transactions within a 60-day period are matched. The sum of the profits realized on these paired purchases and sales will be subject to disgorgement. No reduction will be made for losses.

Q:   Is the short sale of a security considered a sale?

     A: Yes, a short sale is considered a sale for all purposes (reporting, pre-clearance, and the 60-day holding period). Please note that naked short sales are prohibited under the Code.

Derivative Transactions
For the purposes of reporting, pre-clearance and the 60-day holding period, a transaction in any put or call option (except an option on an Exempt Security) or any future on a security (except a future on an Exempt Security), will be treated as a derivative transaction. For the purposes of this Code, derivative transactions will be divided into two categories: "call equivalent positions" and "put equivalent positions". A "call equivalent position" is treated and a purchase of the underlying security. Conversely, a "put equivalent position" is treated as a sale of the underlying security. Please note that writing or acquiring naked options are prohibited under the Code.

                             Non-Exempt Mutual Funds

Touchstone Core Bond Fund
Touchstone Emerging Growth Fund
Touchstone Growth Opportunities Fund
Touchstone High Yield Fund
Touchstone Large Cap Core Equity Fund
Touchstone Large Cap Growth Fund
Touchstone Micro Cap Growth Fund
Touchstone Ohio Insured Tax-Free Fund
Touchstone Small Cap Growth Fund
Touchstone Value Plus Fund

This Appendix II is subject to change. Please contact the Chief Compliance Officer or her designated Compliance Officer to ensure you have the current version.

                          Supplement to Code of Ethics
                         Todd Investment Advisors, Inc.

Overview

Effective February 1, 2005 Todd Investment Advisors, Inc. amended its Code of Ethics. The following procedures shall be used as a supplement to the "Code" for the purposes of monitoring and providing additional oversight related to, pre-clearance procedures, transactions in securities purchased, sold, recommended or down-rated within Todd Investment Advisors, Inc. Equity Model ("Equity Model") and restrictions on political contributions. Directors of Todd Investment Advisors, that provide dual reporting under the parent company ("Fort Washington Investment Advisors, Inc.") will submit a quarterly certification via the compliance officer of Fort Washington, that they have met all of the requirements within Todd's Code of Ethics.

Pre-Clearance Requirements

Prior to executing personal transactions, each employee must receive clearance from the trading department.

Personal securities transactions of each trader must be cleared with another member of the trading department. Persons engaging in securities transactions shall keep a personal record of the person pre-clearing each transaction, the date of such pre-clearance, the time and nature of such transaction.

Model Portfolio Transaction Rules ("5-day Rule")

1. Purchases
Access Persons are prohibited from purchasing securities added to the Equity Model for 5 business days following the addition.

2. Sells
Access Persons are prohibited from selling securities within the Equity Model that have been down-rated to the point where it is intended to be sold within client's accounts for 5 business days following the down-rating. (Exceptions may be allowed on a case-by-case basis in the event that client and fund sales have been completed prior to the expiration of the five-day period.

Special Rules for Persons in Sensitive Positions

In addition to the procedures outlined above, certain additional restrictions are applicable to all employees who are in a position to recommend and/or approve the purchase of a security by a client.

Each person identified must disclose his or her ownership in a security or related option that he or she recommends or approves for purchase or sell by a client to the President of Todd Investment Advisors, Inc. The President may require additional information as to any such ownership or position and may, in consultation with members of the Investment Committee, require sale of the stock or closure of the option position by such person to avoid the appearance of any impropriety or conflict. The Company shall maintain a written record of such disclosures and any actions taken in response to them.

Recordkeeping

The trading department will maintain a list of securities that have been added or down-rated within the Equity Model within the specified 5 business day period. The equity portfolio managers are responsible for prompt revision of the list to reflect changes as they occur.

As required by the Code of Ethics, all transactions must receive pre-clearance, including those involving securities within the Equity Model.

Restrictions on Political Contributions

Todd Investment Advisors condemns "pay-to-play" practices and therefore, neither Todd Investment Advisors nor any of its employees or immediate family members are to make political contributions to candidates for political office who could influence the selection of investment advisors by public funds. In August of 1999, The SEC proposed a rule that would prohibit an advisor from providing services to a government client for two years after contributions are made to State and Local officials (and candidates for their positions) who are able to influence the selection of an advisor. We concur with the de minimis exception which states that the two-year timeout does not apply to contributions of $250 or less made to a candidate for whom the person making the contribution can vote. Employees of Todd Investment Advisors, Inc. are also prohibited from soliciting campaign contributions for those elected officials able to influence the selection of an advisor.

All employees of Todd are required to keep records of their political contributions and to submit this information monthly to Jennie Doss, Compliance Officer.

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